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Exhibit 99.1

FOR IMMEDIATE RELEASE

Glaukos Investor Contact: Chris Lewis, Director, Investor Relations, Corporate Development & Strategy 949-481-0510 clewis@glaukos.com	Glaukos Media Contact: Cassandra Dump 619-971-1887 cassy@pascalecommunications.com
Avedro Investor Contact: Brian Johnston or Lynn Lewis 631-807-1986 investors@avedro.com

Glaukos and Avedro Announce Definitive Acquisition Agreement

Adds Novel Bio-Activated Pharmaceuticals to Glaukos' New Corneal Health Franchise

Potential Revenue Synergies from Complementary Product Portfolios that Leverage Glaukos' Commercial Scale, Market-Building Experience and Shared Reimbursement Expertise and Customer Relationships

Expanded Pharmaceutical and Device Research, Development and Clinical Capabilities that Enhance Ability to Provide Innovative Hybrid Ophthalmic Therapies to Patients

Acquisition Expected to Accelerate Glaukos' Revenue Growth Rate in 2020 and be Accretive to Operating Results and Cash Flows by 2021

Executives to Discuss Transaction on Glaukos' Second Quarter Financial Results Conference Call at 1:30 p.m. PDT Today, August 7, 2019

        San Clemente, CA—August 7, 2019—Glaukos Corporation (NYSE: GKOS), an ophthalmic medical technology and pharmaceutical company focused on novel therapies for the treatment of glaucoma, corneal disorders and retinal diseases, and Avedro, Inc. (Nasdaq: AVDR), a leading hybrid ophthalmic pharmaceutical and medical technology company focused on treating corneal disease and disorders, today announced that the companies have entered into a definitive merger agreement under which Glaukos will acquire Avedro in an all-stock transaction. The transaction, which is subject to Avedro stockholder approval along with other customary closing conditions and regulatory approvals, has been approved by the board of directors of both companies and is expected to be completed in the fourth quarter of 2019.

        The acquisition combines two complementary, hybrid ophthalmic pharmaceutical and device organizations and establishes the cornerstone for Glaukos' new corneal health franchise, providing synergistic avenues for potential long-term growth in large, underserved markets. Glaukos plans to leverage its proven market-building expertise, global commercial scale and extensive clinical and regulatory infrastructure to maximize Avedro's disruptive bio-activated pharmaceuticals and pipeline. The transaction also expands Glaukos' R&D capabilities and is expected to strengthen multiple corneal health and vision correction development initiatives now underway across both organizations.

        "Avedro is an ideal fit for Glaukos' core strengths in creating and disrupting ophthalmic markets with novel therapies that address important unmet clinical needs of practitioners and patients," said Thomas Burns, Glaukos president and chief executive officer. "Avedro has in place many of the same strategic attributes Glaukos used to pioneer MIGS, including proprietary paradigm-changing solutions, extensive clinical validation, broad reimbursement and first-to-market status. Our combined organizations can possess the essential expertise, scale and reach to maximize these opportunities, drive further commercialization of Avedro's bio-activated pharmaceuticals and establish another synergistic and durable Glaukos franchise to fuel potential near- and long-term growth and shareholder value."

        Avedro's platform uses its proprietary, bio-activated, single-use Photrexa® drug formulations to strengthen corneal tissue and halt progression of keratoconus, a degenerative corneal ectatic disease that affects approximately 1.1 million eyes in the United States. Typically diagnosed in a patient's teenage years, keratoconus is characterized by progressive thinning and weakening of the cornea, resulting in vision loss. Approximately 90% of cases are bilateral and as many as 20% of patients ultimately require a corneal transplant. Conventional treatments address symptoms but the Avedro platform is the first and only FDA-approved therapy that can stop disease progression. Avedro estimates the total U.S. opportunity for its keratoconus therapy to be approximately $3 billion.

        Avedro has also developed a pipeline of novel single application bio-activated topical ophthalmic pharmaceuticals for common refractive conditions, including presbyopia, low myopia and post-cataract refractive error, which are estimated to have a combined U.S. addressable opportunity of approximately $23 billion.

        "Avedro is extremely pleased with the potential to become part of Glaukos, a highly-respected ophthalmic organization with a successful track record forging new markets with disruptive technologies like our keratoconus pharmaceutical therapies," said Reza Zadno, Avedro president and chief executive officer. "Glaukos already has deep customer relationships with the majority of our target accounts, and a large, seasoned field organization that can unite with our team to accelerate awareness, adoption and utilization of our novel platform. In addition, Glaukos will bring its extensive clinical and regulatory resources to bear to help advance our promising pipeline therapies. I believe this transaction can benefit customers, employees and patients, while creating value for shareholders through ownership in a combined company with the expertise, scale and resources to drive meaningful future growth."

        Key strategic and financial benefits of the transaction include:

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  Avedro fits perfectly with Glaukos' commercial organization:  Roughly 700 of Avedro target accounts are comprehensive ophthalmic practices where Glaukos maintains deep relationships. In addition, the Avedro platform can benefit from a 5-fold increase in the size of its current 17-person U.S. field sales organization.

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  Avedro can accelerate Glaukos' growth trajectory:  Avedro generated 66% year-over-year revenue growth in the first half of 2019. Once combined, the addition of Avedro's fast-growing product portfolio is expected to generate revenue growth acceleration for Glaukos beginning in 2020 and potential revenue synergies beginning in 2021.

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  Furthers Glaukos' hybrid strategy:  Avedro and Glaukos have similar and complementary hybrid pharmaceutical and device profiles that can combine to create a unique set of R&D, clinical, regulatory and commercial capabilities with the potential to enhance organizational success.

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  Enhances organic pipeline initiatives and R&D teams:  The combined R&D and clinical organization can provide Glaukos with scale and a unique blend of integrated expertise across ophthalmic pharmaceuticals, drug delivery, micro-scale engineering, and hardware and software development. In addition, an expanded pipeline can provide new opportunities to extend leadership positions in high-growth ophthalmic markets.

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  Provides attractive financial benefits and potential shareholder value creation:  In addition to the potential for accelerated revenue growth, Glaukos anticipates achieving annualized cost savings in excess of $15 million by 2021, primarily through reduced public company and administrative costs. As such, the company expects the transaction to be accretive to operating results and cash flow by 2021.

Transaction Terms and Approvals

        Under the terms of the merger agreement, for each share of Avedro common stock they own, Avedro shareholders will receive an exchange ratio equivalent of 0.365 shares of Glaukos stock.

        Based on the parties' volume weighted average prices ("VWAPs") for the last 60 trading days prior to August 6, 2019, the transaction represents a 42% premium for Avedro shareholders. Upon closing, Glaukos shareholders are expected to own approximately 85% of the combined company, with Avedro shareholders expected to own the remaining 15%.

        The transaction is subject to customary closing conditions and regulatory approvals, including approval of the merger by stockholders of Avedro. Certain shareholders of Avedro, including OrbiMed, HealthQuest and LAV Agile, which collectively own approximately 41% of the outstanding shares of Avedro common stock, have entered into voting agreements to vote in favor of the transaction.

Advisors

        Perella Weinberg Partners LP is serving as financial advisor to Glaukos, and O'Melveny & Myers LLP is serving as its legal advisor. Guggenheim Securities is serving as financial advisor to Avedro and Cooley LLP is serving as its legal advisor.

Conference Call, Webcast and Presentation

        Glaukos will hold its regular quarterly earnings conference call and webcast for investors and analysts today at 1:30 p.m. PDT (4:30 p.m. EDT) where its management will also discuss the transaction and the company's long-term growth strategy. The earnings conference call and webcast will be held jointly with Avedro, in lieu of Avedro's previously scheduled call for Thursday, August 8. An investor presentation will be available for download. Links to the webcast and presentation are available on Glaukos' website at http://investors.glaukos.com and on Avedro's website at http://investors.avedro.com. To participate in the conference call, please dial 833-231-8262 (U.S.) or 647-689-4107 (international) and enter Conference ID 3119047. A replay of the webcast will be archived on Glaukos' and Avedro's websites following completion of the call.

Glaukos and Avedro Second Quarter 2019 Earnings Results

        In separate news releases issued today, Glaukos and Avedro each announced financial results for the second quarter ended June 30, 2019. Glaukos and Avedro management will address questions regarding quarterly financial performance as part of the joint conference call and webcast referenced above. Avedro's quarterly conference call, previously scheduled for tomorrow, Thursday, August 8, has been cancelled.

About Glaukos

        Glaukos (www.glaukos.com) is an ophthalmic medical technology and pharmaceutical company focused on novel therapies for the treatment of glaucoma, corneal disorders and retinal diseases. The company pioneered Micro-Invasive Glaucoma Surgery, or MIGS, to revolutionize the traditional glaucoma treatment and management paradigm. Glaukos launched the iStent®, its first MIGS device, in the United States in July 2012 and launched its next-generation iStent inject® device in the United States in September 2018. Glaukos is leveraging its platform technology to build a comprehensive and proprietary portfolio of micro-scale surgical and pharmaceutical therapies in glaucoma, corneal health and retinal disease.

About Avedro

        Avedro is a leading hybrid ophthalmic pharmaceutical and medical technology company focused on treating corneal disease and disorders and improving vision to reduce dependency on eyeglasses or contact lens. Avedro's proprietary bio-activated pharmaceuticals strengthen, stabilize, and reshape the cornea to treat corneal ectatic disorders and correct refractive conditions. Avedro's suite of single-use drug formulations are applied to the cornea and bio-activated to induce a reaction called corneal collagen cross-linking.

Use of Forward-Looking Statements

        This communication contains "forward-looking statements" within the meaning of federal securities laws. Forward-looking statements may contain words such as "believes", "anticipates", "estimates", "expects", "intends", "aims", "potential", "will", "would", "could", "considered", "likely" and words and terms of similar substance used in connection with any discussion of future plans, actions or events identify forward-looking statements. All statements, other than historical facts, including statements regarding the expected timing of the closing of the proposed transaction and the expected benefits of the proposed transaction, are forward-looking statements. These statements are based on management's current expectations, assumptions, estimates and beliefs. While Glaukos and Avedro believe these expectations, assumptions, estimates and beliefs are reasonable, such forward-looking statements are only predictions, and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

        The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: (i) failure of Avedro to obtain stockholder approval as required for the proposed transaction; (ii) failure to obtain governmental and regulatory approvals required for the closing of the proposed transaction; (iii) failure to satisfy the conditions to the closing of the proposed transaction; (iv) unexpected costs, liabilities or delays in connection with or with respect to the proposed transaction; (v) the effect of the announcement of the proposed transaction on the ability of Avedro or Glaukos to retain and hire key personnel and maintain business relationships with customers, suppliers and others with whom Avedro or Glaukos does business, or on Avedro's or Glaukos' operating results, market price of common stock, and business generally; (vi) potential legal proceedings relating to the proposed transaction and the outcome of any such legal proceeding; (vii) the inherent risks, costs and uncertainties associated with integrating the businesses successfully and risks of not achieving all or any of the anticipated benefits of the proposed transaction, or the risk that the anticipated benefits of the proposed transaction may not be fully realized or take longer to realize than expected; (viii) competitive pressures in the markets in which Avedro and Glaukos operate; (ix) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; and (x) other risks to the consummation of the proposed transaction, including the risk that the proposed transaction will not be consummated within the expected time period or at all. Additional factors that may affect the future results of Avedro and Glaukos are set forth in their respective filings with the SEC, including each of Avedro's and Glaukos' most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, which are available on the SEC's website at www.sec.gov. The risks and uncertainties described above and in Avedro's most recent Quarterly Report on Form 10-Q and Glaukos' most recent Quarterly Report on Form 10-Q are not exclusive and further information concerning Avedro and Glaukos and their respective businesses, including factors that potentially could materially affect their respective businesses, financial condition or operating results, may emerge from time to time. Readers are urged to consider these factors carefully in evaluating these forward-looking statements, and not to place undue reliance on any forward-looking statements. Readers should also carefully review the risk factors described in other documents that Avedro and Glaukos file from time to time with the SEC. The forward-looking statements in these materials speak only as of the date of these materials. Except as required by law, Avedro and Glaukos assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

Additional Information and Where to Find It

        In connection with the proposed transaction between Avedro and Glaukos, Glaukos will file with the SEC a registration statement on Form S-4 that will include a document constituting a prospectus of Glaukos and will also contain a proxy statement of Avedro. Avedro and Glaukos also plan to file other relevant documents with the SEC regarding the proposed transaction. After the registration statement on Form S-4 is declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to the stockholders of Avedro. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the registration statement on Form S-4 and the proxy statement/prospectus (when available) and other relevant documents filed or that will be filed by Avedro or Glaukos with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Glaukos will be available free of charge within the Investor Relations section of Glaukos' internet website at https://investors.glaukos.com or by contacting Glaukos Investor Relations by email at investors@glaukos.com or by phone at 949-481-0510. Copies of the documents filed with the SEC by Avedro will be available free of charge within the Investor Relations section of Avedro's internet website at https://investors.avedro.com or by contacting Avedro Investor Relations by email at investors@avedro.com or by phone at 646-924-1769.

Participants in the Solicitation

        Each of Avedro and Glaukos and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Avedro stockholders in connection with the proposed transaction. Information about Avedro's directors and executive officers is included in Avedro's Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC on March 21, 2019, and is also included in Avedro's Form S-1 Registration Statement filed with the SEC on January 18, 2019, as amended by Amendment No. 1 to Avedro's Form S-1 Registration Statement filed with the SEC on February 4, 2019. Information about Glaukos' directors and executive officers is included in its definitive proxy statement for its 2019 annual meeting of stockholders, which was filed with the SEC on April 17, 2019. Other information regarding the participants in the solicitation of proxies in connection with the proposed transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction when they become available. Investors may obtain free copies of these documents from Avedro or Glaukos as indicated above.

No Offer or Solicitation

        This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities nor a solicitation of any vote or approval with respect to the proposed transaction or otherwise. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

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  Exhibit 99.1
Glaukos and Avedro Announce Definitive Acquisition Agreement